respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

        23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed as a sealed instrument on its behalf by its officers thereunder duly authorized, all as of the day and year first above written.



                              AFFILIATED COMMUNITY BANCORP, INC.


                              By: /s/ Timothy J. Hansberry
                                  ---------------------------------------------
                                  Title: President and Chief Executive Officer



                              UST CORP.


                              By: /s/ Neal F. Finnegan
                                  ---------------------------------------------
                                  Title: President and Chief Executive Officer

                                                                       EXHIBIT 3


                                December 15, 1997



UST Corp.
40 Court Street
Boston, MA   02109


Attention:   Neal F. Finnegan
             President and Chief Executive Officer


Ladies & Gentlemen

        The undersigned (the "STOCKHOLDER") owns and has sole voting power with respect to the number of shares of the common stock, par value $0.01 per share (the "SHARES"), of Affiliated Community Bancorp, Inc., a Massachusetts corporation (the "SELLER"), indicated opposite the Stockholder's name on
SCHEDULE 1 attached hereto.

        Immediately after the execution of this letter agreement, UST Corp. (the "BUYER") and the Seller are entering into an Affiliation Agreement and Plan of Reorganization (as amended and in effect from time to time, the "ACQUISITION AGREEMENT") providing, among other things, for the indirect acquisition of the Seller by the Buyer (the "ACQUISITION").

        In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement the Stockholder and the Buyer agree as follows:

        1. The Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares, as well as any other shares of common stock of Seller of which the Stockholder acquires beneficial ownership and sole voting power, whether pursuant to the exercise of stock options or otherwise, as long as such shares are owned by the Stockholder as of the record date for the special meeting of the Seller's stockholders to be called and held following the date hereof, for the approval of the Acquisition Agreement and the Acquisition and shall vote or cause to be voted all such shares, at such special meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business

UST Corp.
December 15, 1997
Page 2


combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer, or any subsidiary of the Buyer.

        2. The agreements contained herein are intended to relate to restrictions on voting and to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including shareholder approval and all necessary governmental approvals, of the Acquisition and all other transactions contemplated by the Acquisition Agreement.

        3. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.

        4. The Stockholder has signed this letter agreement intending to be bound thereby. The Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        5. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        6. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of The Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

UST Corp.
December 15, 1997
Page 3


If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.


                                             Very truly yours,


                                             ---------------------------------



AGREED TO AND ACCEPTED AS
OF THE DATE FIRST ABOVE WRITTEN

UST CORP.


By:
    -----------------------------------
    Name:
    Title:

                                   SCHEDULE 1



                                                        Number of Shares
Name of Stockholder                               Owned with Sole Voting Power
-------------------                               ----------------------------